                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              THE HOME DEPOT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

(LOGO)

                              THE HOME DEPOT, INC.

To our Stockholders:

     On behalf of the Board of Directors, it is our pleasure to invite you to attend the Annual Meeting of Stockholders of The Home Depot, Inc.

     As shown in the formal notice enclosed, the meeting will be held at the Cobb Galleria Centre, 2 Galleria Parkway, Atlanta, Georgia 30339, on Wednesday, May 27, 1998, at 10:00 a.m. local time. At the meeting, in addition to acting on the matters described in the Proxy Statement, we will give a current report on the activities of the Company. Stockholders will have an opportunity at that time to comment on or to inquire about the affairs of the Company that may be of interest to stockholders generally. If you will need special assistance at the meeting because of a disability, please contact Mr. Kevin Herron, The Home Depot, 2455 Paces Ferry Road, Atlanta, Georgia 30339-4024 (770-433-8211, ext. 16226). An interpreter for persons who are hearing impaired will be provided.

     The subjects proposed for action at the meeting are the election of four directors, the approval of two officer bonus plans, the amendment of the Company's Certificate of Incorporation to increase the number of authorized shares and the conduct of such other business, including consideration of two stockholder proposals, as may properly come before the meeting.

     It is important that your shares be represented at this meeting in order that the presence of a quorum may be assured. Whether or not you plan to attend the meeting, you are urged to vote your shares via (1) a toll-free telephone call; (2) the Internet or (3) by dating, signing and mailing the enclosed proxy card in the envelope provided. If you are interested in voting via telephone or the Internet, specific instructions are set forth on the enclosed proxy card to assist you.

     Thank you for your support.

                                           Sincerely,

                                           /s/ BERNARD MARCUS

                                           Bernard Marcus
                                           Chairman of the Board of Directors

                                           /s/ ARTHUR M. BLANK

                                           Arthur M. Blank
                                           President and CEO

                              THE HOME DEPOT, INC.
                             2455 PACES FERRY ROAD
                          ATLANTA, GEORGIA 30339-4024

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 27, 1998

     NOTICE is hereby given that the Annual Meeting of Stockholders of The Home Depot, Inc., a Delaware corporation (the "Company" or "Home Depot"), will be held in accordance with its By-laws at the Cobb Galleria Centre, 2 Galleria Parkway, Atlanta, Georgia 30339, Wednesday, May 27, 1998, at 10:00 a.m. for the following purposes:

          (1) To elect four (4) directors for terms ending with the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified;

          (2) To approve an amendment to the Company's Senior Officers' Bonus Pool Plan;

          (3) To approve an Executive Officers' Bonus Plan;

          (4) To consider and act upon a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 1,000,000,000 to 2,500,000,000; and

          (5) To conduct such other business, including consideration of two stockholder proposals, as may properly come before the meeting and any adjournments or postponements of the meeting.

     The Common Stock of the Company should be represented as fully as possible at the Annual Meeting. Therefore, it will be appreciated if you will date, sign and return the enclosed proxy at your earliest convenience or vote your shares electronically via the telephone or the Internet. You may, of course, change or withdraw your proxy at any time prior to the voting at the meeting. However, returning the proxy in a timely manner will assure your representation at the Annual Meeting.

     The Board of Directors has fixed the close of business on March 30, 1998, as the record date for the determination of holders of Common Stock of the Company entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. A list of stockholders entitled to vote at the meeting will be available for inspection by any stockholder for any purpose germane to the meeting during ordinary business hours from May 18 through May 27, 1998, at the corporate offices of the Company and during the meeting.

                                           By Order of the Board of Directors

                                           /s/ Lawrence A. Smith
                                           Lawrence A. Smith
                                           Secretary

Atlanta, Georgia
April 17, 1998

               YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY.

                              THE HOME DEPOT, INC.
                             2455 PACES FERRY ROAD
                          ATLANTA, GEORGIA 30339-4024
                                 (770) 433-8211

                                PROXY STATEMENT
                   SOLICITATION OF PROXIES FOR ANNUAL MEETING

                                  INTRODUCTION

     The enclosed proxy is being solicited by the Board of Directors of Home Depot for use at the 1998 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Wednesday, May 27, 1998, at the Cobb Galleria Centre, 2 Galleria Parkway, Atlanta, Georgia 30339, or at any adjournments or postponements thereof (the "Annual Meeting").

     Certain directors, officers and associates of the Company may solicit proxies by telephone, e-mail, fax, mail or personal contact. In addition, the Company has retained D. F. King & Co., Inc., New York, New York, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $10,000, plus reimbursement of expenses. Arrangements will be made with brokers, nominees and fiduciaries to send proxies and proxy material at the Company's expense to their principals. This Proxy Statement is first being mailed on or about April 17, 1998, to stockholders of record on March 30, 1998.

     This year, stockholders of record can simplify their voting and reduce Company costs by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on their voting processes; therefore, it is recommended that you follow the voting instructions on the form you receive. If you do not choose to vote by telephone or the Internet, please date, sign and return the enclosed proxy card. The Company has been advised by counsel that the procedures which have been put in place are consistent with the requirements of applicable law.

     The shares held by each stockholder who executes and returns the proxy will be counted for purposes of determining the presence of a quorum at the Annual Meeting unless such proxy is timely revoked. If the proxy is executed and returned, it may, nevertheless, be revoked at any time before it is voted by written notice to the Secretary of the Company, by executing and returning a subsequent proxy or by a stockholder personally attending and voting his or her shares at the Annual Meeting.

     The total number of shares of stock of the Company outstanding and entitled to vote at the Annual Meeting is 733,452,399 consisting of Common Stock, par value $.05 per share (the "Common Stock"). Each share of Common Stock entitles the holder to one vote with respect to all matters to come before the meeting, and all such shares vote as a single class. Only stockholders of record at the close of business on March 30, 1998, are entitled to notice of, and to vote at, the Annual Meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A plurality of the votes cast at the Annual Meeting is necessary for the election of directors. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. The affirmative vote of a majority of the outstanding shares is required to amend the Certificate of Incorporation to increase the number of authorized shares, and the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is necessary for approval of each of the two officer bonus plans and for approval of two stockholder proposals. Thus, with respect to the proposed amendment to the Certificate of Incorporation, abstentions and broker non-votes will have the same effect as negative votes but, with respect to the officer bonus plans and stockholder proposals, abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote.

     The Annual Report to Stockholders of the Company for the fiscal year ended February 1, 1998 (sometimes referred to herein as "fiscal 1997"), including financial statements (the "Annual Report"), is being mailed concurrently with this Proxy Statement to all stockholders of record as of March 30, 1998, except for accounts where the stockholder had filed a written request to eliminate duplicate reports. In addition, the Company has provided brokers, dealers, banks, voting trustees and their nominees, at Company expense, with additional copies of the Annual Report so that such record holders could supply such material to beneficial owners as of March 30, 1998. ADDITIONAL COPIES OF THE ANNUAL REPORT AND THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 1, 1998, TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "FORM 10-K"), BUT WITHOUT EXHIBITS TO THE FORM 10-K, ARE OR WILL BE AVAILABLE WITHOUT CHARGE, UPON REQUEST. SEE "AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS."

     Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. If a stockholder does not specify otherwise, the shares represented by his or her proxy will be voted in accordance with the recommendations by the Board of Directors as follows: FOR the election of Arthur
M. Blank, Johnnetta B. Cole, Milledge A. Hart, III and M. Faye Wilson to the Board of Directors of the Company; FOR the amendment of the Company's Senior Officers' Bonus Pool Plan; FOR the approval of an Executive Officers' Bonus Plan; FOR the amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 1,000,000,000 to 2,500,000,000; AGAINST Stockholder Proposal No. 1 and AGAINST Stockholder Proposal No. 2.

     If you participate in the Company's FutureBuilder Plan (a combined 401(k) and ESOP plan referred to as the "FutureBuilder Plan"), you may vote shares of Common Stock of the Company equivalent to the value of the interest credited to your account by instructing Wachovia Bank, N.A., Trustee of the FutureBuilder Plan, pursuant to the proxy card being mailed with this proxy statement to plan participants. Plan participants who are also stockholders of record will receive a combined proxy card for voting both their stock holdings and plan interests. The Trustee will vote your shares in accordance with your duly executed instructions. If you do not send instructions, the shares in your account will be voted by the Trustee in the same proportion that it votes shares in other accounts for which it did receive timely instructions.

       COMMON STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows information as to "beneficial ownership" of the Common Stock of the Company, as of February 1, 1998, by each person known by the Company to be the "beneficial owner" of more than five percent of such Common Stock, by each present director and nominee of the Company, by certain executive officers and by directors and all executive officers of the Company as a group (22 persons). The determinations of "beneficial ownership" of the Company's Common Stock are based upon responses to Company inquiries which cited Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Such Rule provides that shares shall be deemed to be beneficially owned where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose or to direct the disposition of shares; or where a person has the right to acquire any such power within 60 days after the date such "beneficial ownership" is determined. Except as disclosed in the notes to the table, each person has sole voting and investment powers with respect to the entire number of shares shown as beneficially owned by him or her.

                                                               SHARES OF
                                                              COMMON STOCK   PERCENT
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY      OF
(AND ADDRESS IF "BENEFICIAL OWNERSHIP" EXCEEDS 5%)               OWNED       CLASS(1)
--------------------------------------------------            ------------   --------
Bernard Marcus(2)...........................................   21,842,890      2.98
Arthur M. Blank(3)..........................................   12,182,614      1.66
Kenneth G. Langone(4).......................................    6,850,243         *
Milledge A. Hart, III(5)....................................    1,733,185         *
Berry R. Cox................................................    1,650,243         *
Ronald M. Brill(6)..........................................      872,392         *
Larry M. Mercer (7).........................................      330,451         *
Frank Borman(8).............................................      265,782         *
W. Andrew McKenna(9)........................................      161,639         *
Donald R. Keough(10)........................................       20,304         *
M. Faye Wilson(11)..........................................       16,743         *
Johnnetta B. Cole(12).......................................        4,803         *
John L. Clendenin(13).......................................        5,477         *
Directors and Executive Officers as a group(14).............   46,993,323      6.41
FMR Corp.(15)...............................................   55,991,937      7.65

---------------

  * Less than one percent.

 (1) Based on 732,107,612 shares outstanding on February 1, 1998.

 (2) Includes 12,164 shares credited to Mr. Marcus' account under the Company's FutureBuilder Plan. Mr. Marcus may be deemed to have shared voting and investment powers over the following shares not included in the table:
     229,324 shares held by Mr. Marcus' spouse as trustee of a trust for his children and 20,177 shares held by charitable organizations of which Mr. Marcus serves as a director. Mr. Marcus disclaims beneficial ownership of such shares.

 (3) Includes 11,257 shares credited to Mr. Blank's account under the Company's FutureBuilder Plan. Includes 950,000 shares held by two private charitable trusts of which Mr. Blank has sole voting and investment powers. Does not include 15,764 shares held by Mr. Blank's spouse, 447,024 shares which are held by others as co-trustees for the children of Mr. Blank and 135,500 shares held by a private foundation of which Mr. Blank is the Trustee. Mr. Blank disclaims beneficial ownership of such shares.

 (4) Does not include 2,477 shares held by Mr. Langone's wife of which Mr. Langone may be deemed to have shared voting and investment powers and 23,109 shares held by Invemed Associates, Inc., an investment banking firm of which Mr. Langone is President and Chairman. Mr. Langone disclaims beneficial ownership of such shares.

 (5) Includes 150,776 shares held by a limited partnership whose general partner is a corporation of which Mr. Hart and his spouse are the sole stockholders.

 (6) Includes 10,776 shares credited to Mr. Brill's account under the Company's FutureBuilder Plan. Includes 24,749 shares held by a private charitable trust of which Mr. Brill has shared voting and investment powers. Does not include 70,661 shares which are held by Mr. Brill and his spouse as custodians for their children and 6,073 shares held by Mr. Brill's spouse, as to which shares Mr. Brill may be deemed to have shared voting and investment powers. Mr. Brill disclaims beneficial ownership of such shares. Includes 217,646 shares under stock options which are exercisable within 60 days from February 1, 1998.

 (7) Includes 9,771 shares credited to Mr. Mercer's account under the Company's FutureBuilder Plan. Includes 188,396 shares under stock options which are exercisable within 60 days from February 1, 1998.

 (8) Includes 186,942 shares held by a trust of which Colonel Borman and his spouse have shared voting and investment powers, 21,036 shares held by a private foundation of which Colonel Borman has sole voting and investment powers and 54,630 shares held by a charitable trust of which Colonel Borman has shared voting and investment powers.

 (9) Includes 4,754 shares credited to Mr. McKenna's account under the Company's FutureBuilder Plan. Includes 79,646 shares under stock options which are exercisable within 60 days from February 1, 1998.

(10) Does not include 600 shares held by Mr. Keough's spouse of which Mr. Keough may be deemed to have shared voting and investment powers. Mr. Keough disclaims beneficial ownership of such shares. Includes 10,000 shares under stock options which are exercisable within 60 days from February 1, 1998.

(11) Includes 15,000 shares under stock options which are exercisable within 60 days from February 1, 1998.

(12) Includes 3,750 shares under stock options which are exercisable within 60 days from February 1, 1998.

(13) Includes 1,875 shares under stock options which are exercisable within 60 days from February 1, 1998.

(14) Includes 105,995 shares credited to accounts under the Company's FutureBuilder Plan. Includes 1,160,665 shares under stock options which are exercisable within 60 days from February 1, 1998, and does not include certain shares held by their spouses individually, held by their spouses as custodian for their children or otherwise described above.

(15) A Schedule 13G has been filed on behalf of FMR Corp ("FMR"), 82 Devonshire Street, Boston, Massachusetts 02109, to report beneficial ownership as of December 31, 1997, through Fidelity Management & Research Company, of 51,939,179 shares, through Fidelity Management Trust Company, of 3,704,816 shares, through Edward C. Johnson, III, of 20,362 shares and through Fidelity International Limited, of 327,580 shares. Of the 55,991,937 shares beneficially owned, FMR reports sole voting power over 2,824,411 shares, shared voting power over 1,500 shares, sole investment power over 55,990,325 shares and shared investment power over 1,500 shares.

                            I. ELECTION OF DIRECTORS
                      AND INFORMATION REGARDING DIRECTORS

     The Company's Certificate of Incorporation, as amended, provides that, "The directors shall be divided into three classes, designated Class I, Class II and Class III..." The terms of the present Class II directors shall expire at the Annual Meeting of Stockholders in 1998.

     The Board of Directors has nominated four incumbent Class II directors, Arthur M. Blank, Johnnetta B. Cole, Milledge A. Hart, III and M. Faye Wilson for terms expiring at the Annual Meeting of Stockholders in 2001 and until their successors are elected and qualified.

     The following information is provided concerning the nominees for election as directors.

     ARTHUR M. BLANK, age 55, has been the President, Chief Operating Officer ("COO") and a director of Home Depot since its inception in 1978 and was named Chief Executive Officer ("CEO") in 1997. He is, together with Mr. Bernard Marcus and Mr. Kenneth G. Langone, a co-founder of the Company. Mr. Blank is a member of the Board of Trustees of North Carolina Outward Bound School, a non-profit corporation, the Board of Trustees of Emory University, the Board of Trustees of the Carter Center, Inc., the Board of Councilors of the

Carter Center of Emory University and serves as a member of the Board of Directors of Cox Enterprises, Inc. and Post Properties, Inc.

     JOHNNETTA B. COLE, age 61, has been a director of the Company since 1995. Dr. Cole served as President of Spelman College in Atlanta, Georgia, from 1987 until July 1997. Dr. Cole serves as a member of the Board of Directors of Coca-Cola Enterprises, Inc. and Merck & Co., Inc. and also serves on the boards of a number of charitable, civic and educational organizations. Dr. Cole is also Trustee of the Rockefeller Foundation.

     MILLEDGE A. HART, III, age 64, has been a director of the Company since 1978. Mr. Hart is Chairman of the Board of Hart Group, Inc., a private management services company. Mr. Hart is also Chairman of the Board of Rmax, Inc., an insulation manufacturing company, and Axon, Inc., a residential/commercial service company.

     M. FAYE WILSON, age 60, has been a director of the Company since 1992. Ms. Wilson was Managing Director of Mergers and Acquisitions for Security Pacific Hoare Govett in London from 1987 until she returned to California in 1991 as Executive Vice President for Security Pacific Financial Services Systems, Inc. Since the merger in 1992 between BankAmerica Corporation and Security Pacific Corporation, Ms. Wilson has been Executive Vice President of Bank of America NT&SA. Ms. Wilson also served as Chairman of the Board and President of Security Pacific Financial Services, Inc. from November 1993 to October 1997.

     If any nominee becomes unwilling or unable to serve, which is not expected, the proxies are intended to be voted for a substitute person to be designated by the Board of Directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE PROPOSAL TO ELECT ARTHUR M. BLANK, JOHNNETTA B. COLE, MILLEDGE A. HART, III AND M. FAYE WILSON AS CLASS II DIRECTORS OF THE COMPANY TO HOLD OFFICE UNTIL THE 2001 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

     The following Class I directors were elected at the Annual Meeting of Stockholders in 1996 and their present terms expire with the Annual Meeting of Stockholders in 1999:

     BERNARD MARCUS, age 68, is a co-founder of Home Depot and serves as Chairman of the Board. From inception of the Company in 1978 until 1997, he served as Chairman of the Board and CEO, at which time the title of CEO was passed on to Mr. Arthur M. Blank. Mr. Marcus serves as a director on the Boards of National Service Industries, Inc., the New York Stock Exchange, Inc., Westfield Corporation, Inc. and DBT Online, Inc. He also serves on the boards of the National Foundation for the Centers for Disease Control and Prevention and The Marcus Center, Inc., which provides support services for persons with developmental disabilities and their families. In addition, he is a member of the Advisory Board and the Board of Directors of the Shepherd Center in Atlanta, Georgia and is a Vice President and member of the Board of The City of Hope, in Duarte, California.

     DONALD R. KEOUGH, age 71, was President, Chief Operating Officer and a director of The Coca-Cola Company until his retirement in 1993. Mr. Keough has been a director of Home Depot since 1993. Mr. Keough is also Chairman of the Board of Allen & Company Incorporated and Excalibur Technologies Corporation, Advisor to the Board of Directors of The Coca-Cola Company and serves on the boards of H. J. Heinz Company, The Washington Post Company and McDonald's Corporation. Mr. Keough is a past Chairman of the Board of Trustees of the University of Notre Dame and is a trustee of several other educational institutions. Mr. Keough also serves on the boards of a number of national charitable and civic organizations.

     KENNETH G. LANGONE, age 62, is one of the co-founders of Home Depot and has been a director of the Company since 1978. Mr. Langone is Chairman of the Board, Chief Executive Officer, President and Managing Director of Invemed Associates, Inc., a New York Stock Exchange member firm engaged in investment banking and brokerage. Mr. Langone serves on the Board of Directors of Unifi, Inc., DBT Online, Inc. and Tricon Global Restaurants, Inc. and is a nominee for election to the Board of Directors of the New York Stock Exchange, Inc. Mr. Langone also serves on the boards of a number of charitable and educational organizations, including the Cancer Research Fund of the Damon Runyon-Walter Winchell Foundation, the Board of Trustees of New York University, Ronald McDonald House, the Robin Hood Foundation and the Palm Beach Pops.

     JOHN L. CLENDENIN, age 63, was Chairman, President and Chief Executive Officer of BellSouth Corporation for at least five years until his retirement in 1996 and remained its Chairman of the Board until 1997. Mr. Clendenin has been a director of Home Depot since 1996. Mr. Clendenin serves on the Board of Directors of Coca-Cola Enterprises, Inc., Equifax, Inc., Springs Industries, Inc., The Kroger Company, RJR Nabisco Holdings Corp., Wachovia Corporation and National Service Industries, Inc. Mr. Clendenin is past Chairman of the Committee for Economic Development, past National Chairman of Junior Achievement and past National President of The Boy Scouts of America. He is currently a member of the Board of Governors of the American Red Cross.

     The following Class III directors were elected at the Annual Meeting of Stockholders in 1997 and their present terms expire with the Annual Meeting of Stockholders in 2000:

     FRANK BORMAN, age 70, has been a director of the Company since 1983. Colonel Borman (U.S. Air Force, ret.) retired as the Chairman of the Board and Chief Executive Officer of Eastern Air Lines, Inc. in 1986. Since 1986, Colonel Borman has served on the Board of Directors of Continental Holdings, Inc., and since 1988, as Chairman of the Board, President and Chief Executive Officer of Patlex Corporation. Since the merger in 1996 between Patlex Corporation and DBT Online, Inc., Colonel Borman has been President and Chief Executive Officer of Patlex Corporation and Chairman of the Board of DBT Online, Inc. Colonel Borman also serves as a director of Thermo Instrument Systems and American Superconductor Corporation and is also a member of the Board of Trustees of the National Geographic Society.

     RONALD M. BRILL, age 54, has been Executive Vice President and Chief Administrative Officer ("CAO") of the Company since 1995. Mr. Brill joined Home Depot as its Controller in 1978, was elected Treasurer in 1980, Vice
President -- Finance in 1981, Senior Vice President and Chief Financial Officer ("CFO") in 1984, Executive Vice President and CFO in 1993 and elected as a director in 1987. Mr. Brill serves on the Board of Trustees of the Atlanta Jewish Community Center and Woodruff Arts Center, the Board of Directors of the Atlanta High Museum of Art and Pilchuck Glass School and the Governing Board of Woodward Academy.

     BERRY R. COX, age 44, has been a director of the Company since 1978. For the past 20 years, Mr. Cox has been a private investor. Mr. Cox is chairman of the Board of Berry R. Cox, Inc., a private investment management company which oversees interests in oil and gas, real estate and both public and private equities worldwide.

     Each director who is not an employee of the Company is paid for service on the Board of Directors a retainer at the rate of $40,000 per annum, of which $10,000 is in the form of restricted shares of Common Stock, and an additional $1,000 for each meeting of the Board of Directors attended other than telephonic meetings. Home Depot also reimburses each director for reasonable expenses in attending meetings of the Board of Directors. Directors who are also employees of the Company are not separately compensated for their services as directors.

     Home Depot's Board of Directors has the following committees:

          (a) The Executive Committee is comprised of Messrs. Marcus, Blank and Langone. This Committee exercises the authority of the Board of Directors in accordance with the By-laws of the Company between meetings of the Board. The Executive Committee held meetings frequently during fiscal 1997.

          (b) The Audit Committee is comprised of Messrs. Borman, Cox, Hart and Keough and Ms. Wilson. This Committee was established to oversee the auditing procedures of the Company, to receive and accept the reports of the Company's independent certified public accountants, to oversee the Company's internal systems of accounting and management controls and to make recommendations to the full Board of Directors as to the selection and appointment of auditors for the Company. The Audit Committee held four meetings during fiscal 1997.

          (c) The Stock Option Committee is comprised of Messrs. Marcus, Blank and Langone. This Committee considers and makes grants of stock options pursuant to the Company's 1997 Omnibus Stock Incentive Plan and Employee Stock Purchase Plan and administers such plans. The Stock Option Committee held four meetings during fiscal 1997.

          (d) The Compensation Committee is comprised of Messrs. Borman, Clendenin, Cox and Keough. This Committee reviews and recommends to the Board of Directors the appropriate compensation of directors and executive officers of the Company. The Compensation Committee held four meetings during fiscal 1997.

          (e) The Directors' Nominating Committee is comprised of Messrs. Marcus, Hart and Langone and Dr. Cole. This Committee is charged with making recommendations to the full Board for the selection of director nominees. There is no formal procedure for the submission of stockholder recommendations. The Directors' Nominating Committee held one meeting during fiscal 1997.

          (f) The Human Resources Committee is comprised of Dr. Cole, Mr. Langone and Ms. Wilson. This Committee reviews and recommends policies, practices and procedures for the Company concerning any and all employment related matters.

     The Board of Directors of the Company held seven meetings during fiscal 1997. All incumbent directors attended at least seventy-five percent of the meetings of the Board and of the Committees of the Board of which they were members during fiscal 1997.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The following persons served as members of the Compensation Committee of the Board of Directors during the fiscal year ended February 1, 1998: Frank Borman, John L. Clendenin, Berry R. Cox, Donald R. Keough and Ronald A. Matricaria. None of the members of the Compensation Committee were officers or employees of the Company or had any relationship with the Company requiring disclosure under Securities and Exchange Commission regulations.

                              INSIDER TRANSACTIONS

     Mr. Kenneth G. Langone, a director of the Company, is Chairman of the Board and President of Invemed Associates, Inc. ("Invemed"), which provides investment banking consulting services to the Company under a written contract which is cancelable by either party upon 60 days written notice. The contract provides for the Company to pay Invemed an annual consulting fee of $100,000. The Company contemplates utilizing the services of and paying a similar amount to Invemed in fiscal 1998.

     Ms. M. Faye Wilson, a director of the Company, is an executive officer of Bank of America NT&SA ("Bank of America"). Bank of America provides a variety of banking services to the Company, including deposit and cash management services, letters of credit and capital market products.

     Mr. Milledge A. Hart, III, a director of the Company, is Chairman of the Board and a substantial stockholder of Axon, Inc., a company which provides installed sales services, and Rmax, Inc., a company which sells isocyanurate foam insulation. Axon, Inc. and Rmax, Inc. were vendors to the Company in fiscal 1997 for which Axon, Inc. and Rmax, Inc. received payments in the amount of $823,420 and $1,113,803, respectively. The Company contemplates making purchases from Axon, Inc. and Rmax, Inc. in fiscal 1998.

     In the opinion of management, all monies paid to Invemed, Bank of America, Axon, Inc. and Rmax, Inc. are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties.

     In connection with the Company's acquisition of Load N Go, Inc., in December 1997, the stepson of Bernard Marcus received $180,000 for his minority ownership interest in Load N Go, Inc., and an investment banking firm in which he has a substantial ownership interest received advisory fees and other payments of $200,000.

     During fiscal 1996, the Company provided an interest free bridge loan in the amount of $200,000 to Mr. Lynn Martineau, President -- Western Division, to facilitate his relocation. The loan is to be repaid on or before July 14, 1998.

                     II. AMENDMENT TO THE SENIOR OFFICERS'
                                BONUS POOL PLAN

     The Board of Directors first adopted The Home Depot, Inc. Senior Officers' Bonus Pool Plan (the "SOBP Plan") in 1994. The SOBP Plan was last amended on February 26, 1998, subject to approval by the Company's stockholders. The SOBP Plan is designed to provide a total cash compensation package for the Chairman of the Board ("Chairman") and Chief Executive Officer ("CEO") of the Company that is consistent with the Company's philosophy of "pay for performance." The Company's stockholders are being asked to approve the SOBP Plan solely for the purpose of ensuring that bonuses paid to eligible officers are fully tax deductible by the Company without regard to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     The SOBP Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee has full discretionary authority in all matters relating to the discharge of its responsibilities and the exercise of its authority under the SOBP Plan. All decisions of the Compensation Committee and its actions with respect to the SOBP Plan are final, binding and conclusive.

     The SOBP Plan is designed exclusively for the Chairman and CEO. The SOBP Plan allows the Chairman and CEO collectively to earn a bonus equal to ten percent (10%) of the Company's net earnings in excess of a threshold amount, which is automatically established each fiscal year at the prior year's fiscal net earnings (the "Earnings Threshold"). Bonuses payable under the SOBP Plan are divided equally between the participants in the SOBP Plan for the fiscal year. The maximum amount payable under the SOBP Plan to a participant for any one fiscal year is $2,000,000. The Compensation Committee has the right, in its sole discretion, to reduce the bonus payable to any participant based on individual or Company performance factors that the Compensation Committee deems relevant. The Compensation Committee may, at its option, establish procedures pursuant to which the participants are permitted to defer the receipt of bonuses payable under the SOBP Plan.

     The Board of Directors has approved the SOBP Plan and has recommended that it be submitted to the stockholders at the Annual Meeting for their approval. The Board of Directors may discontinue the SOBP Plan at any time and may, from time to time, amend or revise the terms of the SOBP Plan as permitted by applicable statutes; provided, however, that no such discontinuance, amendment or revision may materially adversely affect any right or obligation with respect to any award previously made. The Board of Directors believes that the approval of the SOBP Plan is in the Company's and stockholders' best interests. The full text of the Plan is set forth as Appendix A to this Proxy Statement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE PROPOSAL TO AMEND THE SENIOR OFFICERS' BONUS POOL PLAN. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXY.

              III. APPROVAL OF THE EXECUTIVE OFFICERS' BONUS PLAN

     On February 26, 1998, the Board of Directors adopted, subject to stockholders' approval, the Executive Officers' Bonus Plan (the "EOBP"). The EOBP is designed to provide a total cash compensation package for certain officers of the Company that is consistent with the Company's philosophy of "pay for performance." The Company's stockholders are being asked to approve the EOBP solely for the purpose of ensuring that bonuses paid to eligible executive officers are fully deductible for tax purposes by the Company without regard to the limitations of Section 162(m) of the Code.

     The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Compensation Committee") which shall have full discretionary authority in all matters relating to the discharge of its responsibilities and the exercise of its authority under the EOBP. All decisions of the Compensation Committee and its actions with respect to the EOBP are final, binding and conclusive.

     The Compensation Committee will determine, within 90 days of the beginning of each fiscal year of the Company, which of the Company's officers will participate in the EOBP for the fiscal year. Participation in the

EOBP is limited to those executive officers of the Company who, as determined by the Compensation Committee, in its sole discretion, could receive compensation from the Company that would be nondeductible under Section 162(m) of the Code. The Compensation Committee will identify each participant in writing within the first 90 days of the fiscal year. No officer who is eligible to participate in the Company's SOBP Plan for a fiscal year will be eligible to participate in the EOBP. No executive officer has been designated as a participant as of the date of this Proxy Statement.

     The Compensation Committee will establish and approve a schedule under which potential bonuses payable under the EOBP are tied to attainment of performance objectives. Potential bonuses may be stated as a percentage of each participant's salary or as a dollar amount. Performance objectives will be based on specified levels or increases in the Company's or a subsidiary's or division's return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, economic value added, earnings before interest and taxes, sales growth, gross margin return on investment or increase in the fair market value of the Company's Common Stock. The maximum potential bonus payable to any participant for a fiscal year is $1,500,000.

     The Compensation Committee will determine the extent to which the performance objectives for the fiscal year have been attained and determine the actual bonus amount payable to each participant in accordance with the bonus schedule established for the fiscal year. The Compensation Committee has the right, in its sole discretion, to reduce the bonus payable to any participant based on individual or Company performance factors that the Compensation Committee deems relevant. The Compensation Committee may not increase the amount of a participant's bonus for any reason. The Compensation Committee may, in its discretion, establish procedures pursuant to which participants are permitted to defer the receipt of bonuses payable under the EOBP.

     The Board of Directors has approved the EOBP, and has recommended that it be submitted to the stockholders at the Annual Meeting for their approval. The Board of Directors may discontinue the EOBP at any time and may, from time to time, amend or revise the terms of the EOBP as permitted by applicable statutes; provided, however, that no such discontinuance, amendment or revision shall materially adversely affect any right or obligation with respect to any award theretofore made. The Board of Directors believes that the approval of the EOBP is in the Company's and stockholders' best interests. The full text of the EOBP is set forth as Appendix B to this Proxy Statement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE PROPOSAL TO APPROVE THE EXECUTIVE OFFICERS' BONUS PLAN. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXY.

                           IV. PROPOSED AMENDMENT TO
             THE ARTICLES OF INCORPORATION OF THE HOME DEPOT, INC.

     On February 26, 1998, the Board of Directors adopted a resolution, subject to stockholder approval, authorizing an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of $.05 par value Common Stock from 1,000,000,000 to 2,500,000,000. The resolution, in its entirety, states:

          "RESOLVED, that, subject to stockholder approval, the Board of Directors hereby approves the amendment to the Certificate of Incorporation of the Company by deleting in its entirety the existing Fourth Article of that Certificate of Incorporation and substituting the following:

          'The total number of shares of stock which the corporation will have authority to issue is 2,500,000,000, all of which shall be shares of Common Stock of the par value of $.05 each.'"

     At the end of fiscal 1997, there were issued and outstanding 732,107,612 shares of the Company's $.05 par value Common Stock. If the increase in authorized shares is approved, there will be approximately 1,693,168,775 authorized but unissued (and unreserved) shares available for future utilization. Although the Company has no specific present plan for the issuance of any of the additional authorized shares, the Board of Directors believes that the recommended increase in the number of authorized shares will give it the flexibility to timely meet the equity capital requirements of the Company's business in the future. If the Certificate of Incorporation is amended, the additional shares would be available for issuance to finance the Company's continuing growth and for the declaration of stock splits, stock dividends and any other proper corporate purpose. Once authorized in the Certificate of Incorporation, shares of Common Stock may be issued by the Board of Directors without further authorization from the stockholders.

     The newly authorized shares of Common Stock will have voting and other rights identical to those of the currently authorized shares of Common Stock. Holders of the Company's Common Stock have no preemptive rights with respect to the issuance of additional shares of Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXY.

                            V. STOCKHOLDER PROPOSALS

                           STOCKHOLDER PROPOSAL NO. 1

     The International Brotherhood of Electrical Workers' Pension Benefit Fund, owner of 21,650 shares of Common Stock, has given notice that it intends to present for action at the Annual Meeting the following resolution:

          "BE IT RESOLVED: That the shareholders of Home Depot, Inc. ("Company") hereby request that the Company's Board of Directors take the steps necessary to amend the Company's bylaws, effective after the 1998 Annual Meeting, to provide that the Board of Directors shall consist of a majority of independent directors. For these purposes, the definition of independent director shall mean a director who:

     - has not been employed by the Company or an affiliate in an executive capacity within the last five years;

     - was not, and is not a member of a corporation or firm that is one of the Company's paid advisers or consultants;

     - is not employed by a significant customer, supplier or provider of professional services;

     - has no personal services contract with the Company;

     - is not employed by a foundation or university that receives significant grants or endowments from the Company;

     - is not a relative of the management of the Company;

     - is not a shareholder who has signed shareholder agreements legally binding him to vote with management; and

     - is not the chairman of a company on which Home Depot's Chairman or Chief Executive Officer is also a board member."

     The following statement was submitted in support of such resolution:

          "The purpose of this proposal is to incorporate within the Board of Directors a basic standard of independence that we believe will permit clear and objective decision-making in the best long-term interests of shareholders. A Board of Directors must formulate corporate policies and monitor the activities of management in implementing those policies. Given those functions, we believe that it is in the best interest of all Stockholders if at least a majority of our representatives be independent.

          The benefits of such independence we think, are well accepted. The New York Stock Exchange, for instance, requires each of its listed companies to have at least two members of the Board of Directors and all members of the audit committee who meet New York Stock Exchange standards of independence. We also note studies which reflect that a majority of directors of publicly-held companies are not employees of the companies on whose boards they serve. This trend is supported by The Business Roundtable in its publication Corporate Governance and American Competitiveness, prepared by a committee of the Roundtable, which states, in part, that:

             Board of Directors of large publicly-held public corporations should be composed predominately of independent directors who do not hold management responsibilities within the corporation ... In order to underscore their independence, non-management directors should not be dependent financially on whose boards they serve.

                     WE URGE YOU TO VOTE FOR THIS PROPOSAL"

     THE BOARD OF DIRECTORS FAVORS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     It is the Company's view that, since its inception, Home Depot's Board of Directors has functioned extraordinarily well. Company policy has been served well in the past and continues to be served by combining the talents and diverse backgrounds of outside directors with that of our most senior officers serving on the Board.

     No longer in its infancy, Home Depot has achieved prominent recognition in North America. For example, for the last five years the Company was named by Fortune Magazine as America's most admired retailer. The Company would not have achieved this recognition without the combination of talent, knowledge and perspective held by the persons serving on the Board of Directors.

     It is without question that the senior officers serving on the Board bring direct knowledge of Company culture, operations and strategies in the very competitive home improvement industry. Without the presence of senior officers serving on the Board, the directors would be without direct access to on-the-spot information about the Company's operations and strategies.

     Certain outside directors have business relationships with the Company which are disclosed by the Company. These relationships may enhance the directors' knowledge about the Company and enhance their abilities to execute their duties. None of the outside directors are financially dependent on their membership on the Board or on transactions between their affiliates and the Company.

     The Company's disagreement with the proposed resolution also arises out of the proponent's definition of "independent," which the Company believes is excessively restrictive. In addition, the Company believes the Board's ability to fulfill its fiduciary obligations to represent and safeguard the best interests of the stockholders as a whole would be impaired if the composition of the Board consisted primarily of "independent directors" as defined by this Proposal.

     The current Board is comprised of eleven members, six of whom may not meet the proponent's definition of independent director. The Company cannot determine how these relationships would be defined under the proponent's criteria. The Board, therefore, might not currently meet the burden of this rule. The Company should have flexibility in the composition of its Board and not be mandated by a rigid arbitrary rule that has no bearing to the qualifications of the individual member.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THE STOCKHOLDER PROPOSAL. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXY.

                           STOCKHOLDER PROPOSAL NO. 2

     Calvert Asset Management Company, Inc., Franklin Research & Development Corporation and United States Trust Company of Boston, owners of 228,190; 50 and 24,000 shares of Common Stock, respectively, have given notice that they intend to present for action at the Annual Meeting the following resolution:

          Whereas, Home Depot in September 1997 incurred a cost of $104 million to settle several serious charges of gender discrimination in its hiring, promotion and compensation practices: a large class action suit involving up to 17,000 current and former employees in well over 100 Home Depot stores in 10 western states; a Louisiana-based case seeking class action certification on behalf of up to 22,000 women in over 300 The Home Depot stores east of the Mississippi River; as well as similar challenges in Florida and New Jersey.

          Whereas, in addition to The Home Depot's $104 million settlement (a settlement estimated to consume 20 percent of per share earnings for the quarter), other high profile lawsuits are increasingly proving that companies involved in discrimination litigation bear significant financial risk.

          Whereas, negative publicity against Home Depot could alienate a significant proportion of its customer base, particularly women who comprise about half of the shoppers at our company's stores.

          Whereas, shareholders are entitled to access information necessary to assess the financial risks they incur.

          Whereas, Home Depot's management has consistently stated that they are very proud of their record of hiring and promoting women to every level in the company.

          Whereas, Home Depot continues to refuse to disclose EEO data detailing the composition of its workforce by gender and race. Wherein, this data is routinely provided to the Equal Employment Opportunity Commission (EEOC).

          Whereas, more than 100 major U.S. corporations disclose their EEO data in annual reports or other public documents. Many of Home Depot's directors are also directors or officers at companies that disclose EEO information either in public reports or directly to shareholders when asked, including BankAmerica, Heinz, Merck, Wachovia and Washington Post.

     Therefore be it resolved: The shareholders request that the Board expand Home Depot's annual Social Responsibility Report, available by October 1998, to include:

          1. A chart identifying the percentage of employees by gender and race in each of the nine major EEOC defined job categories for the previous five years (1993-1997).

          2. A summary description of policies and initiatives to advance equal opportunity for women and minorities into sales, managerial positions and other job classifications where they are found to be underutilized.

          3. Disclosure of any pending lawsuits (omitting confidential information) alleging discrimination on the basis of gender, race or disability that: (a) have been granted class-action status; (b) have been joined by state or federal regulatory agencies; or (c) represent a material financial risk to shareholders, where material is defined as the lesser of one percent of corporate assets or three percent of annual earnings.

     THE BOARD OF DIRECTORS FAVORS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     Following its review of Stockholder Proposal No. 2, the Securities and Exchange Commission issued a No-Action letter allowing the Company to omit the proponents' proposal from this Proxy Statement. The Board, however, has voluntarily decided to give stockholders the opportunity to respond to this proposal.

     The Company is committed to complying with all applicable equal employment opportunity laws and provides equal employment opportunity to all associates without regard to race, color, religion, sex, national origin, age or disability.

     Prior to the settlement cited by the proponents, the Company had already taken steps to improve its hiring and advancement procedures to ensure that all of its associates were afforded equal opportunities for advancement. The Company currently submits federally mandated statistical reports regarding employment practices; however, it is done at significant time and expense to the Company.

     The dissemination of additional reports, as requested by the proponent, would not assist the Company in its continuing efforts to ensure that each individual is evaluated based on his or her efforts and abilities. The Company believes that the information the proponent seeks is susceptible to misinterpretation by persons who may, for whatever reason, be interested in initiating legal action. The requested reports, for example, could provide certain groups with the false impression of statistical underutilization and encourage them to initiate baseless legal actions, which could prove costly to the Company and distracting to management, thereby affecting the Company's business performance and placing the Company at a competitive disadvantage.

     In conclusion, given that the Company already submits statistical information to federal, state and local governments, the Board believes that this proposal is unnecessary. Although the Company shares the proponent's ultimate objective of equal employment opportunity and discusses this in its Social Responsibility Report, the Board of Directors does not believe that expending significant resources, both human and financial, to produce and distribute additional reports of questionable utility would advance the Company's business performance, its commitment to equal employment opportunity or be in the stockholders' best interests.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THE STOCKHOLDER PROPOSAL. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXY.

                   EXECUTIVE OFFICERS AND THEIR COMPENSATION

     The following table sets forth all cash compensation earned by the CEO and the four most highly compensated executive officers for services rendered to the Company and its subsidiaries (for the purposes of this section collectively referred to as the "Company") during the Company's last three fiscal years:

                                                                                 LONG TERM
                                                                                COMPENSATION
                                              ANNUAL COMPENSATION                  AWARDS
                                  -------------------------------------------   ------------
                                                                    OTHER        SECURITIES
                                                                    ANNUAL       UNDERLYING       ALL OTHER
                                  FISCAL   SALARY      BONUS     COMPENSATION    OPTIONS(1)    COMPENSATION(2)
NAME AND PRINCIPAL POSITION        YEAR      ($)        ($)          ($)            (#)              ($)
---------------------------       ------   -------   ---------   ------------   ------------   ---------------
Bernard Marcus..................   1997    799,615   2,000,000      2,863          --              145,698
  Chairman of the Board            1996    600,000   2,000,000      2,864          --              169,580
                                   1995    600,000   2,000,000      1,597          --              165,829

Arthur M. Blank.................   1997    799,615   2,000,000      5,625          --               24,025
  President and CEO                1996    600,000   2,000,000      2,656          --               42,576
                                   1995    600,000   2,000,000      1,539          --               38,825

Ronald M. Brill.................   1997    500,000     348,000      5,268          25,440           15,504
  Executive Vice President and
  CAO                              1996    494,807     232,150      5,625          78,450           26,865
                                   1995    457,885     153,200      5,631          22,875           28,191

W. Andrew McKenna...............   1997    436,154     295,449      2,790          20,940           14,980
  Senior Vice
  President-Strategic              1996    414,808     189,798      2,580          18,450           22,604
  Business Development             1995    383,654      84,300      1,814          18,375           24,519

Larry M. Mercer.................   1997    410,384     292,320        665          25,440           13,816
  Executive Vice President and     1996    361,346     171,791      2,028          78,450           21,050
  Group President                  1995    313,564     100,000      1,286          18,375           22,001

---------------

(1) Messrs. Marcus and Blank do not participate in any of the Company's stock option plans. Share amounts have been adjusted for a three-for-two stock split effected in the form of a stock dividend on July 3, 1997.

(2) The Company has had in effect various plans and arrangements which may not be available generally to all its salaried employees and which provide for cash or non-cash compensation for one or more of its executive officers. Plans and arrangements under which such compensation was provided during fiscal 1997 are described in the remainder of this section.

     The Company's Employee Stock Ownership Plan and Trust (the "ESOP"), adopted during fiscal 1988, is a defined contribution and employee stock ownership plan qualified under the Code, and is available to all employees pursuant to the ESOP's Eligibility to Participate provisions. The ESOP is funded solely by contributions from the Company and generally invests only in Common Stock of the Company. Contributions are allocated to each participant's account on the basis of his or her individual compensation as defined in the ESOP. Participants' accounts are fully vested once seven years of service (as defined in the ESOP) are completed or employment is terminated by reason of death, disability or retirement.

     In fiscal 1996, the ESOP was amended to allow eligible participants to make Code Section 401(k) contributions to The Home Depot FutureBuilder, a combined 401(k) and Employee Stock Ownership Plan ("FutureBuilder"). FutureBuilder is a defined contribution plan subject to the applicable provisions of the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Through FutureBuilder, eligible participants (as defined in FutureBuilder) may make before-tax contributions in increments from one percent to 15 percent of their total compensation (subject to lower contribution limits imposed by the Code for certain participants). When before-tax contributions are made, the Company matches 50 percent ($.50 for each $1.00) of the first five percent of the participant's compensation contributed to FutureBuilder (the "Matching Contribution"). In addition to the Matching Contributions, the Company will continue to make ESOP contributions to participants' accounts.

     The Company's contribution to FutureBuilder, including reallocated forfeitures, for the fiscal year ended February 1, 1998, was $39,071,562. Allocations of Common Stock under the ESOP for the last fiscal year were valued at $1,792 for each of Messrs. Marcus, Blank, Brill, McKenna and Mercer. The Matching Contributions under the 401(k) portion of FutureBuilder for the last fiscal year were valued at $4,000 for each of Messrs. Marcus and Blank, $4,480 for Mr. Brill, $4,423 for Mr. McKenna and $4,403 for Mr. Mercer.

     The Company adopted an ESOP Restoration Plan ("Restoration Plan") in fiscal 1994. The primary purpose of the Restoration Plan is to provide certain employees deferred compensation that they would have received under the ESOP if not for the maximum compensation limits under the Code. The Restoration Plan is a funded arrangement under which separate bookkeeping accounts are maintained for each participant. Participants' accounts are credited with "stock units" which have a value equal to the market value of the Company's Common Stock as of the date of such crediting. All material terms of the Restoration Plan including vesting and distribution are the same as the ESOP. Allocations for the last fiscal year were $9,408 for each of Messrs. Marcus and Blank, $6,414 for Mr. Brill, $5,197 for Mr. McKenna and $4,667 for Mr. Mercer.

     The Company, in fiscal 1997, enabled Messrs. Marcus, Blank, Brill, McKenna and Mercer to obtain life insurance in the amounts of $8,000,000; $800,000; $250,000; $250,000 and $256,900, respectively, pursuant to a "split dollar" plan under which the Company pays the gross annual premium of $130,498; $8,825; $2,818; $3,568 and $2,954, respectively.

                                 STOCK OPTIONS

     At the Annual Meeting of Stockholders in 1997, the stockholders approved the 1997 Omnibus Stock Incentive Plan (the "1997 Plan"). The 1997 Plan allows the Company to attract and retain employees and directors of the Company and its subsidiaries and to provide such persons with incentives and awards for superior performance. The 1997 Plan is administered by the Stock Option Committee, which has broad flexibility in designing stock-based incentives and may select from among six categories of incentive awards: stock options, stock appreciation rights, restricted shares, deferred shares, performance shares and performance units.

     All of the Company's stock option plans are administered by the Stock Option Committee. The Stock Option Committee determines the number of shares granted and the option exercise price, but such price may not be less than one hundred percent of the fair market value of Common Stock on the grant date.

     The following tables reflect certain information, as adjusted to reflect the three-for-two stock split effected in the form of a stock dividend on July 3, 1997, with respect to stock options granted under the Company's stock option plans to and those exercised by certain executive officers (excluding Messrs. Marcus and Blank who do not participate in the stock option plans) during fiscal 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL
                                                                                              REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF
                                       NUMBER OF    % OF TOTAL                                STOCK PRICE
                                       SECURITIES    OPTIONS                               APPRECIATION FOR
                                       UNDERLYING   GRANTED TO   EXERCISE                     OPTION TERM
                                        OPTIONS     EMPLOYEES    OR BASE                      (10 YEARS)*
                                        GRANTED     IN FISCAL     PRICE     EXPIRATION   ---------------------
NAME                                      (#)        YEAR(%)      ($/SH)       DATE       5%($)       10%($)
----                                   ----------   ----------   --------   ----------   --------   ----------
Ronald M. Brill......................    25,440        0.29       34.00      02/20/07    543,969    1,378,523
W. Andrew McKenna....................    20,940        0.24       34.00      02/20/07    447,748    1,134,681
Larry M. Mercer......................    25,440        0.29       34.00      02/20/07    543,969    1,378,523

---------------

* These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock. There can be no assurance that the amounts reflected in these columns will be achieved or if achieved, will exist at the time of any option exercise.

            AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND
                              FY-END OPTION VALUES

                                                                     NUMBER OF
                                                                    SECURITIES           VALUE OF
                                                                    UNDERLYING          UNEXERCISED
                                                                    UNEXERCISED        IN-THE-MONEY
                                                                    OPTIONS AT          OPTIONS AT
                                                                     FY-END(#)           FY-END($)
                                           SHARES       VALUE     ---------------   -------------------
                                         ACQUIRED ON   REALIZED    EXERCISABLE/        EXERCISABLE/
NAME                                     EXERCISE(#)     ($)       UNEXERCISABLE       UNEXERCISABLE
----                                     -----------   --------   ---------------   -------------------
Ronald M. Brill........................       0           0       186,985/139,029   7,290,785/4,396,261
W. Andrew McKenna......................       0           0        69,610/74,904    2,561,008/2,361,415
Larry M. Mercer........................       0           0       167,110/116,904   6,603,503/3,628,167

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committees of the Board of Directors have furnished the following report on executive compensation:

     Under the supervision of the Compensation and Stock Option Committees of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs ("Compensation Policies") which seek to structure executive compensation consistent with the Company's overall business strategy, philosophy and objectives. The Compensation Policies are intended to embody a "pay for performance" philosophy which rewards executives for long-term strategic management and enhancement of stockholder value by providing ownership incentives in the Company and a performance-oriented environment that measures rewards against personal and Company goals. The Company believes this philosophy attracts, retains and motivates key executives critical to the long-term success of the Company.

     This compensation philosophy is implemented through compensation packages which include various cash components and non-cash components. Base salaries are generally set near retail industry averages so that the Company relies to a large degree on annual and longer term "incentive" compensation to provide significant upside potential such that high performance could bring total compensation above the retail industry averages.

     The Omnibus Budget Reconciliation Act of 1993 ("OBRA") limits the deductibility of executive compensation paid by publicly held corporations to $1 million per employee subject to various exceptions, including compensation based on performance goals.

     The deductibility limitation generally does not apply to compensation based on performance goals where (1) the performance goals are established by a compensation committee which is comprised solely of two or more outside directors; (2) the material terms are disclosed to stockholders and approved by majority vote of the stockholders eligible to vote thereon before the compensation is paid and (3) before the compensation is paid, the compensation committee certifies that the performance goals and other material terms have been satisfied. Pursuant to OBRA and Internal Revenue Service ("IRS") regulations adopted thereunder, a director will not be an outside director if such person, among other things, receives compensation for personal services in any capacity other than as a director. The Company is seeking stockholder approval for amendments to its Senior Officers' Bonus Pool Plan ("SOBP Plan") and adoption of its Executive Officers' Bonus Plan ("EOBP") for potential compensation in excess of $1 million to satisfy Code
Section 162(m).

     The Compensation Committee has established the SOBP Plan for its Chairman of the Board of Directors, Bernard Marcus, and CEO, Arthur M. Blank. The SOBP Plan is intended to be, and the Compensation Committee believes that the SOBP Plan qualifies as, performance-based compensation and, accordingly, that all sums paid thereunder should be deductible for tax purposes by the Company. The SOBP Plan allows the Chairman and the CEO collectively to earn a bonus equal to ten percent of the Company's earnings in excess of the threshold amount (the "Earnings Threshold"). The Earnings Threshold for fiscal 1998 is equal to $1.224 billion, which is approximately equal to the Company's net earnings for fiscal 1997, excluding a non-recurring charge. Monies payable from the SOBP Plan are to be shared equally by the Chairman and CEO. The maximum amount payable to either the Chairman or CEO in any fiscal year is $2 million. Accordingly, under the terms and conditions of the SOBP Plan, the performance goals for fiscal 1997 were met and certified by the Compensation Committee, and the Chairman and CEO each received their respective bonus.

     The Compensation Committee bases its belief that the SOBP Plan is performance-based on, among other things, the fact that the amount of the Company's earnings in any year are not capable of being ascertained with certainty at the start of such year, statements in the IRS regulations that performance goals need not be based upon an increase or positive result under a company's business criterion and may include maintaining the status quo or limiting economic losses and the Compensation Committee's belief that achievement of an earnings threshold which is at least equal to the level of the prior year's earnings is subject to substantial uncertainty, even in light of the Company's historical earnings growth. Nevertheless, neither the Company nor the Compensation Committee can give any assurance that the IRS will agree that the SOBP Plan is performance-based. In the event that the SOBP Plan is deemed by the IRS not to be performance-based, the Company would have the option to contest such determination, forego the deduction for sums in excess of the deductible limit, modify the SOBP Plan for future years or any combination of the foregoing.

     Payments under the SOBP Plan to the Chairman and CEO comprise approximately 72 percent of each of their total cash compensation in fiscal 1997. From fiscal 1988 until fiscal 1992, the Chairman and CEO declined to accept recommendations from the Compensation Committee for increases to the maximum amount in the SOBP Plan. In the 1992 fiscal year, the Compensation Committee increased the maximum amount in the SOBP Plan for the Chairman and CEO from $2 million to $4 million. The increase in the maximum amount awardable under the SOBP Plan from prior years was based upon the Compensation Committee's assessment of the Chairman's and CEO's contributions to the Company as reflected in the multiple measures of the Company's financial performance since the last increase in the maximum compensation awardable under the SOBP Plan including, without limitation, increases in net earnings, net sales, net earnings per share, total assets and stockholders' equity. The Compensation Committee also considered the Company's market share, geographic expansion and market penetration and marketing innovations. The Compensation Committee did not assign formal weights to particular measures and the relative weighing of the importance of such measures was based on the subjective perception of the individual members of the Compensation Committee. The Compensation Committee was also cognizant of the total compensation levels of certain other executives of similar position in the retail industry and other companies similar in size.

     In setting annual salaries, the Compensation Committee reviews with the Chairman an annual salary plan recommended by the Chairman and CEO for the Company's executive officers. The annual salary plan is based on numerous subjective factors which include performance merit increases and responsibility levels. The annual salary plans for both the Chairman and CEO are established by the Compensation Committee based on available compensation data, including compensation data for the retail industry and other companies similar in size, the Compensation Committee's assessment of such officers' past performance and the Compensation Committee's expectation of their future contributions in leading the Company. The Compensation Committee does not purport to scientifically or statistically sample compensation data for other companies. Accordingly, compensation data for other companies may, but need not, include companies in the retail industry or the S&P 500, usually is historical in nature and may be limited to that available from public sources. To the extent that comparative data is utilized, the Compensation Committee believes a subjective comparison is required to account for the numerous variables between Home Depot and other companies and notes that compensation levels and operating performance of other companies can be influenced by a variety of factors both within and outside the control of such other companies. While type of business and broad market indexes may be appropriate measures of historical company performance, the Compensation Committee currently believes neither grouping should be accorded any special ranking in its compensation deliberations.

     All executive officers (other than the Chairman and CEO) participate in the Company's Officers' Bonus Plans ("OBP"), under which they are eligible to earn a bonus up to an established percent of their annual base salary depending on the Company's performance relative to criteria such as gross margin, return on investment, return on assets and sales target levels. The exact objective criteria employed depend on the officer's responsibilities and such performance criteria may be computed by various methods depending on the Compensation Committee's assessment of the best match between job duties and performance criteria. During the 1997 fiscal year, based upon these objective performance assessments, all of the executive officers other than the Chairman and CEO were awarded bonuses as reflected in the Summary Compensation Table contained elsewhere in this Proxy Statement.

     The Compensation Committee believes that disclosure of actual targets under the OBP could adversely affect the Company since, among other things, such projections are not publicly disclosed and could place the Company at a competitive disadvantage with respect to hiring and retaining key employees and could potentially expose the Company to claims by third parties based on such projections, especially since such projections are not intended as a predictor of future performance on which the public should rely.

     A large portion of the executive officers' total compensation is tied to stock performance, thus more closely aligning their interests with the long-term interests of stockholders. This is accomplished through several stock plans. The Company's 1997 Omnibus Stock Incentive Plan and its Employee Stock Purchase Plan are administered by the Stock Option Committee of the Board of Directors which coordinates its activities with those of the Compensation Committee. Annually, at the discretion of the Stock Option Committee, stock options are granted to all executive officers and designated employees, excluding both the Chairman and CEO, to purchase stock at the then current market price. The stock option grant size is determined by the Stock Option Committee and based on the individual's position within the Company, job performance, future potential and cultural fit. Job performance is based on reviews compiled by one or more of the officers to whom an officer reports and such officer's perceived relative performance and abilities when compared with other associates of the Company. Stock option grants made since fiscal 1991 are exercisable at a rate of 25 percent per year commencing on the first or second year after the date of grant (depending on the type of stock option granted) with a total stock option term of ten years. The Company's stock options historically have been financially rewarding when the Company's stock price has shown dramatic increases. To the extent that the public market does not, in the Compensation Committee's view, fairly value the Company, the Compensation Committee may consider decreasing the portion of compensation tied to stock performance. The executive officers, excluding the Chairman and CEO, may also purchase stock at a discount through the Employee Stock Purchase Plan. The Company's Chairman and CEO have chosen not to participate in the Company's 1997 Omnibus Stock Incentive Plan and Employee Stock Purchase Plan due to their already large stock ownership as shown elsewhere in this Proxy Statement. Of course, they have benefited along with other stockholders in the historical increases in the market value of the Company's Common Stock. All executive officers including the Chairman and CEO participate in the ESOP portion of the Company's FutureBuilder Plan and the ESOP Restoration Plan (the "ESOP Plans") whereby their vested interests increase in value, without any outlay of funds by the associates, through increases in the market value of the Company's Common Stock and discretionary annual contributions to the ESOP Plans by the Company. Such discretionary contributions to the ESOP Plans are determined by the Board of Directors based on the Company's performance and are typically distributed to the ESOP Plans' participants, including participating executive officers, based on a percentage of the participants' base salary.

     The tables included in this Proxy Statement and accompanying narrative footnotes, reflect the decisions covered by the above discussion. The foregoing report has been furnished by the members of the following committees:

Compensation Committee:    Stock Option Committee:
Frank Borman               Bernard Marcus
John L. Clendenin          Arthur M. Blank
Berry R. Cox               Kenneth G. Langone
Donald R. Keough

       COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN ON $100 INVESTMENT
         AMONG HOME DEPOT, S&P RETAIL COMPOSITE GROUP AND S&P 500 INDEX
                       ASSUMING REINVESTMENT OF DIVIDENDS

        MEASUREMENT PERIOD                                S&P RETAIL
      (FISCAL YEAR COVERED)                HD              COMPOSITE           S&P 500
1/31/93                                           100                100                100
1/30/94                                         80.84              96.91             112.19
1/29/95                                         98.37              90.14             113.43
1/28/96                                         93.38              94.30             153.75
2/2/97                                         102.88             115.45             198.84
2/1/98                                         189.37             171.20             252.35

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP were the auditors of the Company during fiscal 1997. Although the Board of Directors has not yet selected auditors for the present fiscal year, it is expected that KPMG Peat Marwick LLP will be chosen. A representative of that firm will be present at the Annual Meeting with an opportunity to make a statement and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Stockholders who desire to submit to the Company proposals for inclusion in the Company's proxy materials for the 1999 Annual Meeting of Stockholders of The Home Depot, Inc. must submit such proposals to the Secretary of the Company by December 18, 1998.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during fiscal 1997, all filing requirements applicable to its directors, executive officers and greater than ten percent beneficial owners were complied with except that John L. Clendenin, Director; Johnnetta B. Cole, Director; and Bryant W. Scott, President of EXPO Design Centers Division each failed to timely file a Form 4 Report on a single transaction.

                                 OTHER MATTERS

     Management does not intend to present to the Annual Meeting any business other than the items stated in the "Notice of Annual Meeting of Stockholders" and knows of no other business to be presented for action at the meeting. If, however, any other business should properly come before the meeting or any adjournments or postponements thereof, it is intended that all management proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

                           AVAILABILITY OF FORM 10-K
                       AND ANNUAL REPORT TO STOCKHOLDERS

     Copies of Home Depot's Annual Report to Stockholders for the fiscal year ended February 1, 1998, which includes certain financial information about the Company, are included with this Proxy Statement to stockholders. Additional copies of the Annual Report, along with copies of Home Depot's Annual Report on Form 10-K for the fiscal year ended February 1, 1998, as filed with the Securities and Exchange Commission (exclusive of documents incorporated by reference), are available without charge to stockholders upon written request to Investor Relations, The Home Depot, Inc., 2455 Paces Ferry Rd., Atlanta, Georgia 30339-4024 or via the Internet at www.homedepot.com.

                             DIRECTIONS TO MEETING

     For those who plan on attending the meeting, directions are as follows:

If Traveling Northbound on I-75:
     Take Exit 109B (Atlanta Bypass 285 Westbound);
     Continue West on I-285 to Exit 14, stay in exit lane and follow the road signs for Cobb Parkway (also known as U.S. Highway 41). At the end of the exit ramp, make a left turn at the traffic light, southbound on Cobb Parkway. Continue under the overpass and make a left turn at the second traffic light onto Galleria Drive. The first entrance on the right is Cobb Galleria Centre's main (rotunda) entrance and drop off area. Additional parking may be found at the second and third rights and in the 100 Building parking deck.

If Traveling Southbound on I-75:
     Take Exit 109 (Atlanta Bypass 285 Westbound);
     Continue West on I-285 to Exit 14 and follow the road signs for Cobb Parkway (also know as U.S. Highway 41). At the end of the exit ramp make a left turn at the traffic light, southbound on Cobb Parkway. Continue under the overpass and make a left turn at the second traffic light onto Galleria Drive. The first entrance on the right is Cobb Galleria Centre's main (rotunda) entrance and drop off area. Additional parking may be found at the second and third rights and in the 100 Building parking deck.

If Traveling Eastbound or Northbound on I-285:
     Take Exit 13 (Dobbins Air Force Base and Cobb Parkway or U.S. Highway 41
     Exit);
     At the end of the exit ramp turn right at the traffic light, heading south on Cobb Parkway. At the next immediate traffic light make a left turn on Galleria Drive. The first entrance on the right is Cobb Galleria Centre's main (rotunda) entrance and drop off area. Additional parking may be found at the second and third rights and in the 100 Building parking deck.

If Traveling Westbound or Southbound on I-285:
     Take Exit 14 (Dobbins Air Force Base and Cobb Parkway or U.S. Highway 41
     Exit);
     Continue exiting in the lane marked "Cobb Parkway." At the end of the exit ramp turn left at the traffic light, heading south on Cobb Parkway. Continue under the overpass and make a left turn at the second traffic light onto Galleria Drive. The first entrance on the right is Cobb Galleria Centre's main (rotunda) entrance and drop off area. Additional parking may be found at the second and third rights and in the 100 Building parking deck.

                                   APPENDIX A

                              THE HOME DEPOT, INC.

                        SENIOR OFFICERS' BONUS POOL PLAN

I. PURPOSE

     The Home Depot, Inc. Senior Officers' Bonus Pool Plan (the "Plan"), as amended, is effective as of February 2, 1998, subject to approval by the Company's stockholders. The Plan is designed to provide a total cash compensation package for the Chairman (the "Chairman") and Chief Executive Officer ("CEO") of The Home Depot, Inc. (the "Company"), that is consistent with the Company's philosophy of "pay for performance." Payments pursuant to this Plan are intended to qualify as "performance-based compensation" under Section 162(m)(4)(c) of the Internal Revenue Code of 1986, as amended.

II. ADMINISTRATION

     The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee shall be comprised of not less than two Outside Directors (as defined under Section 162(m)), each of whom shall be appointed by and serve at the pleasure of the Board of Directors.

     The Committee shall have full discretionary authority in all matters relating to the discharge of its responsibilities and the exercise of its authority under the Plan. All decisions of the Committee and its action with respect to the Plan shall be final, binding and conclusive.

III. ELIGIBILITY

     The Plan is designed exclusively for the Chairman and CEO. No other members of the Company's senior management are eligible to participate in the Plan. No officer who is eligible to participate in the Company's Executive Officers' Bonus Plan for a fiscal year will be eligible to participate in the Plan.

IV. FUNDING AND ALLOCATION OF BONUS

     The Plan allows the Chairman and CEO collectively to earn a bonus equal to ten percent (10%) of the Company's net earnings in excess of a threshold amount, which threshold amount will be automatically established each year at the prior year's net earnings (the "Earnings Threshold"). Bonuses payable under the Plan are to be divided equally between the participants in the Plan for the fiscal year. The maximum amount payable under the Plan to a participant for any one fiscal year is two million dollars ($2,000,000). The Committee shall have the right, in its sole discretion, to reduce the bonus payable to any participant based on individual or Company performance factors that the Committee deems relevant.

V. DEFERRAL ELECTIONS

     The Committee may, at its option, establish procedures pursuant to which the participants are permitted to defer the receipt of bonuses payable hereunder.

VI. PLAN AMENDMENT OR TERMINATION

     The Board of Directors may discontinue the Plan at any time and may, from time to time, amend or revise the terms of the Plan as permitted by applicable statutes; provided, however, that no such discontinuance, amendment or revision shall materially adversely affect any right or obligation with respect to any award theretofore made.

VII. GOVERNING LAW

     The Plan shall be governed by and construed under the laws of the State of Georgia.

                                   APPENDIX B

                              THE HOME DEPOT, INC.

                         EXECUTIVE OFFICERS' BONUS PLAN

I. PURPOSE

     The Home Depot, Inc. Executive Officers' Bonus Plan (the "Plan") is effective as of February 2, 1998, subject to approval by the Company's stockholders. The Plan is designed to provide a total cash compensation package for certain officers of The Home Depot, Inc. (the "Company") that is consistent with the Company's philosophy of "pay for performance."

II. ADMINISTRATION

     The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee shall be comprised of not less than two Outside Directors (as defined under Section 162(m) of the Internal Revenue Code), each of whom shall be appointed by and serve at the pleasure of the Board of Directors.

     The Committee shall have full discretionary authority in all matters relating to the discharge of its responsibilities and the exercise of its authority under the Plan. All decisions of the Committee and its action with respect to the Plan shall be final, binding and conclusive.

III. ELIGIBILITY

     The Committee shall determine, within 90 days of the beginning of each fiscal year of the Company, which of the Company's officers will participate in the Plan for the fiscal year. Participants in the Plan shall be limited to those executive officers of the Company who, as determined by the Committee in its sole discretion, could, as a result of the bonus payment for the fiscal year, together with other relevant compensation, receive compensation that would be nondeductible under Section 162(m) of the Internal Revenue Code. The Committee shall identify each participant in writing within the first 90 days of the fiscal year. No officer who is eligible to participate in the Company's Senior Officers' Bonus Pool Plan for a fiscal year will be eligible to participate in the Plan.

IV. ESTABLISHMENT OF TARGET BONUSES

     The Committee shall, within the first 90 days of each fiscal year, establish and approve a schedule under which potential bonuses payable under the Plan are tied to attainment of performance objectives. Potential bonuses may be stated as a percentage of each participant's salary or as a dollar amount. Performance objectives shall be based on specified levels or increases in the Company's or a subsidiary's or division's return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, economic value added, earnings before interest and taxes, sales growth, gross margin return on investment or increase in the fair market value of the Company's common stock. The maximum potential bonus payable to any participant for a fiscal year shall be $1,500,000.

V. BONUS PAYMENTS

     Within 90 days of the end of each fiscal year, the Committee shall determine the extent to which the performance objectives for the fiscal year have been attained and determine the actual bonus amount payable to each participant in accordance with the bonus schedule established for the fiscal year. The Committee shall have the right, in its sole discretion, to reduce the bonus payable to any participant based on individual or Company performance factors that the Committee deems relevant. The Committee may not increase the amount of a participant's bonus for any reason. Bonuses will be paid to participants within 90 days of the end of each fiscal year.

VI. DEFERRAL ELECTIONS

     The Committee may, in its discretion, establish procedures pursuant to which the participants are permitted to defer the receipt of bonuses payable hereunder.

VII. PLAN AMENDMENT OR TERMINATION

     The Board of Directors may discontinue the Plan at any time and may, from time to time, amend or revise the terms of the Plan as permitted by applicable statutes; provided, however, that no such discontinuance, amendment or revision shall materially adversely affect any right or obligation with respect to any award theretofore made. The Committee may condition the effectiveness of any amendment upon stockholder approval if it deems such approval to be required or advisable.

VIII. GOVERNING LAW

     The Plan shall be governed by and construed under the laws of the State of Georgia.

                                                                      2700-PS-98

                                                                APPENDIX
                                      PROXY
                              THE HOME DEPOT, INC.

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL
                    MEETING OF STOCKHOLDERS ON MAY 27, 1998.

         The undersigned stockholder hereby appoints BERNARD MARCUS, ARTHUR M. BLANK and RONALD M. BRILL, and each of them, attorneys and proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of The Home Depot, Inc. to be held at the Cobb Galleria Centre, Atlanta, Georgia, on Wednesday, May 27, 1998, at 10:00 a.m., and any adjournments thereof, as directed on the reverse side with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that come before the meeting, all as more fully described in the Proxy Statement received by the undersigned stockholder. If no direction is made, the proxy will be voted "FOR" the approval of item number 1, the election of ARTHUR M. BLANK, JOHNNETTA B. COLE, MILLEDGE A. HART, III and M. FAYE WILSON, "FOR" the approval of item number 2, "FOR" the approval of item number 3, "FOR" the approval of item number 4, "AGAINST" the approval of item number 5, and "AGAINST" the approval of item number 6, and in accordance with the recommendations of the Board of Directors.

           PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.

                                                                SEE REVERSE SIDE

THE HOME DEPOT, INC.
2455 PACES FERRY ROAD
ATLANTA, GEORGIA  30339-4024


                          VOTE BY TELEPHONE OR INTERNET
                            QUICK * EASY * IMMEDIATE

The Home Depot, Inc. encourages you to take advantage of two new cost-effective and convenient ways to vote your shares. You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

TO VOTE BY PHONE:          CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE
                           1-888-807-7699

                           You will be asked to enter the 13-digit Control Number located above your name and address in the lower left corner of this form. Then simply follow the instructions

                                             OR

TO VOTE BY INTERNET:       POINT YOUR BROWSER TO THE WEB ADDRESS:
                           www.equiserve.com/proxy/

                           You will be asked to enter the 13-digit Control Number located above your name and address in the lower left of this form. Then simply follow the instructions. You may also indicate if you would be interested in receiving future proxy materials via the Internet.

                                             OR

TO VOTE BY MAIL:           Simply mark, sign and date your proxy card and
                           return it in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

                                   DETACH HERE

  X       Please mark
-----     votes as in
          this example.

UNLESS YOU ARE VOTING ELECTRONICALLY, PLEASE MARK, SIGN AND DATE HEREON AND RETURN PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.

1. Election of Directors. NOMINEES: Arthur M. Blank, Johnnetta B. Cole, Milledge A. Hart, III and M. Faye Wilson

                    FOR          WITHHELD

                    ----          ----

         --------------------------
         For all nominees except as noted above


2.       Approval of an amendment to the Company's Senior Officers' Bonus Pool
         Plan.

          FOR    AGAINST     ABSTAIN

          ----    ----        ----

3.       Approval of The Home Depot, Inc. Executive Officers' Bonus Plan.

          FOR    AGAINST     ABSTAIN

          ----    ----        ----

4. Approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares.

          FOR    AGAINST     ABSTAIN

          ----    ----        ----


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 5 AND 6.

5. Approval of Stockholder Proposal to amend Bylaws to require a majority of independent directors.

          FOR    AGAINST     ABSTAIN

          ----    ----        ----

6. Approval of Stockholder Proposal relating to a report on certain employment matters.

          FOR    AGAINST     ABSTAIN

          ----    ----        ----



                                   DISCONTINUE

                                    DUPLICATE
                                    ANNUAL
                                    REPORT

                                    ---------

                                    MARK HERE
                                    FOR ADDRESS
                                    CHANGE AND
                                    NOTE BELOW

                                    ---------

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature: _________________________       Date: ___________________________

Signature: _________________________       Date: ___________________________